Exhibit 10.3

(1) Autoliv Inc.
(2) Frank Melzer
Mutual Separation Agreement

This agreement regarding termination of employment “the Agreement” is entered into BETWEEN:

(1)	Autoliv, Inc. referred to as “the Company”;
(2)	Frank Melzer, referred to as “the Executive”; together referred to as “the Parties”.
1.	Background
1.1

The Executive is employed by the Company pursuant to the terms and conditions outlined in the Executive’s employment agreement dated September 15, 2014 (“the Employment Agreement”) and in the indemnification agreement dated September 15, 2014 (“the Indemnification Agreement”).

1.2	The Company and the Executive have agreed on October 1, 2016 (“the Agreement Effective Date”) that the employment of the Executive shall cease on the terms set out in this agreement.
1.3

The Executive shall be irrevocably released from all duties linked to the Company on the Agreement Effective Date, except for being reasonably available over the phone and email to answer any questions that the Company may have.

1.4

Apart from what is explicitly stated below, this agreement supersedes all earlier oral or written agreements between the Company or any associated company, and the Executive, relating to the employment of the Executive. For the purpose of this agreement, “associated company” means a legal entity directly or indirectly controlling or controlled by or under common control with the Company, irrespective of the country of registration of such legal entity.

1.5

The provisions of this Agreement, including for the avoidance of doubt section 5.5 below, shall not waive or terminate any rights to indemnification Executive may have under the Company’s Restated Certificate of Incorporation, Restated Bylaws or the Indemnification Agreement between the Executive and the Company.

2.	Termination of the Employment
2.1

The Executive’s employment with the Company shall cease nine (9) calendar months after the Agreement Effective Date (“the Termination Date”). The Parties can mutually agree on an earlier date for the termination of the Executive’s employment “the Early Termination Date” due to the Executive’s new employment.

2.2

The Parties mutually agree that there are no service or employment relationships with associated companies. Any such service or employment agreements are hereby cancelled with immediate effect for reasons of precaution. The Company acts on behalf of its associated companies.

3.	Compensation
3.1	The Executive shall be entitled to his monthly base salary, pension contribution, company car and mobile phone until the Termination Date or, if applicable, the Early Termination Date.
3.2

Not later than 6 weeks following the Termination Date, or if applicable, the Early Termination Date, the Company shall pay a lump-sum severance payment to the Executive equal to two (2) times the Executive’s annual gross (not including employer’s contribution to social security) base salary (“the Severance Pay”). The payment does not constitute any form of pension entitlement or right to vacation pay.

3.3

The Executive shall be eligible for Short Term Incentive (“STI”) for the entire fiscal year 2016 in line with the rules and principles of the STI program. The STI will be paid in the first quarter of 2017, but no later than March 31, 2017.

3.4

The Company shall withhold income tax and employee’s contribution to social security for all the compensation components and in addition thereto pay any statutory employer’s social security charges, as applicable.

3.5

Not later than 6 weeks following the Termination Date or, if applicable, Early Termination Date, the Company shall pay any vacation pay accrued until the Termination Date or, if applicable, the Early Termination Date.

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4.	Undertakings
4.1

The Executive has an obligation of loyalty that follows by an employment relationship. Accordingly, the Executive has a duty to be loyal to the Company until the Termination date and thus carry out, inter alia, the remaining tasks and assignments the Executive is instructed to carry out as well as not being engaged in any business competing with the Company or its associated companies.

4.2

The Executive will continue to be bound by the confidentiality undertaking under section 8 under the employment agreement. The Executive is thereby not allowed to in any way disclose sensitive or other confidential information regarding the Company or any of its associated companies to any other company or individual not employed by the Company or any of its associated companies. This confidentiality undertaking is not limited in time. The Executive also recognises that he will adhere to section 14 of the employment agreement regarding intellectual property rights.

4.3

To avoid any misunderstandings, the Company hereby releases the Executive from the non-competition obligation under section 13 of the Employment Agreement. The Company will thereby have no obligation to pay the compensation outlined under section 13 of the Employment Agreement.

5.	Other Issues and Final Settlement
5.1

The executive participates in Autoliv, Inc. 1997 Stock Incentive Plan (“Incentive Plan”). The parties agree that the Executive’s entitlement under the Incentive Plan will be handled in accordance with the rules and regulations prescribed by the Incentive Plan. With reference to the rules of the plan, the parties note that all of the Executive’s Restricted Stock Units and Performance Shares promised but not vested will not vest and shall be forfeited as of the Termination Date or, if applicable, the Early Termination Date.

The Parties further note that the Executive’s already vested Options, if any, will remain exercisable for three (3) months after the Termination Date or, if applicable, the Early Termination Date.
5.2

The separation between the Executive and the Company is based on mutual trust and the parties agree that they shall use their best endeavours to act in a fair and considerate way regarding all issues relating to this separation, including internal and external communication and other practical matters that have to be resolved as consequence of this separation. The parties have further agreed to keep the contents of this agreement confidential other than such disclosures that are required to comply with applicable securities laws in the U.S. or Germany. The Company shall provide the Executive with reference signed by Jan Carlson. The reference shall bear the date of the termination of the employment relationship. The Executive shall have the right to provide a draft to the Company. The Company reserve the right to make modifications to that draft.

5.3

On the date the Executive is irrevocably released from all duties, the Executive shall return to the Company at its place of operation all keys, credit cards, documents, laptop computer and all other property, data and documents which the Executive may have in his possession and which belong to the Company or its associated companies except the mobile phone and company car.

5.4	The Executive shall resign from all board of directors or similar directorship in the Company or in any other associated companies latest on the date the Executive is released.

The Executive acknowledges that he has no claim whatsoever outstanding against either the Company, its associated companies or any of their respective officers, directors and employees in connection with the position as director. To the extent that any such claim exists or may exist, the Executive irrevocably waives such claim and releases the Company, its associated companies and each of their respective officers, directors and employees from any liability whatsoever in respect of such claim.

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5.5

Unless otherwise expressly provided in this Agreement, the conclusion of this Agreement shall settle and compensate for all financial claims of the Parties out of the employment relationship and its termination. Excluded from this are possible claims arising from criminal or tortious acts.

5.6	The Company has pointed out to the Executive that the conclusion of this agreement may have adverse consequences under social security law.
6.	Governing Law and Miscellaneous
6.1	This agreement shall be governed by and construed in accordance with the laws of Germany.
6.2

If any provision of this agreement is or should become invalid or unenforceable in whole or in part, the validity of the remaining provisions shall not be affected. The invalid or unenforceable provision shall be replaced by such legally permissible provision which comes closest to the original sense and purpose of the parties behind the invalid or unenforceable provision.

This agreement has been duly executed in two original copies, of which each of the parties has taken one original signed copy.

Place; Stockholm, Sweden

Date – September 30, 2016

On behalf of Autoliv, Inc.	The Executive

/s/ Jan Carlson	/s/ Frank Melzer
Jan Carlson	Frank Melzer
Chairman & CEO

/s/ Karin Eliasson
Karin Eliasson
Group Vice President, Human Resources

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